EXHIBIT 99.1

City National Completes Repurchase of TARP Preferred Securities

LOS ANGELES, March 4, 2010 (GLOBE NEWSWIRE) -- City National Corporation  (NYSE:CYN), the parent company of wholly owned City National Bank, today announced the repurchase of $200 million in TARP preferred securities – the remaining half of a $400 million investment made by the U.S. Treasury Department in November 2008.

The transaction announced today completes City National's repurchase of all preferred shares held by the federal government. The company repurchased the first $200 million of these securities on December 30, 2009. The repurchase announced today will require a one-time, after-tax, noncash charge of $3.8 million, or $0.07 per diluted common share, which represents the accelerated accretion of the remaining discount on preferred stock.

City National remains well-capitalized following the repurchase of TARP preferred securities. The company's ratio of Tier 1 common shareholders' equity to risk-based assets was 8.9 percent at December 31, 2009, and it is not affected by this repurchase.

The U.S. Treasury Department continues to hold warrants to buy common stock in City National Corporation, and the company plans to repurchase these warrants, subject to negotiations with the Treasury Department.

About City National

City National Bank is the wholly owned subsidiary of City National Corporation. It is backed by $21.1 billion in total assets, and provides banking, investment and trust services through 72 offices, including 17 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada and New York City. The company and its investment affiliates manage or administer $55.1 billion in client investment assets, including more than $35 billion under direct management. For more information about City National, visit the company's Website at cnb.com.

The City National Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3142

CONTACT:  City National Corporation
          Financial/Investors:
          Christopher J. Carey
            310.888.6777
            Chris.Carey@cnb.com
          Media:
          Cary Walker
            213.673.7615
            Cary.Walker@cnb.com